Exhibit 10.40

BLUE COAT SYSTEMS, INC.

2007 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

(U.S. EMPLOYEES)

Grant of Option	You have been granted an option to purchase up to the number of Common Shares specified in the Notice of Stock Option Grant (“Option Shares”), effective on the Date of Grant set forth in such Notice of Stock Option Grant. Terms not defined in this Stock Option Agreement shall have the meaning set forth in the 2007 Stock Incentive Plan (the “Plan”) incorporated herein by reference..

Tax Treatment	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code (or ISO) or a nonstatutory option or NSO), as provided in the Notice of Stock Option Grant. However, notwithstanding any designation in such Notice as an ISO, to the extent that the aggregate fair market value (determined as of the applicable Date of Grant) of the Common Stock for which one or more options granted to you may for the first time become exercisable exceeds the $100,000 or as otherwise required by federal tax laws, this option shall be treated as an NSO. You are responsible for any taxes owed by you in connection with this option.

Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as a Non-Employee Member of the Board or an Employee or Consultant of the Company or a Parent, Subsidiary or Affiliate (“Service”) has terminated for any reason.

Term	This option expires in any event on the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.) If the expiration date of your option is not a business day and you wish to exercise your option by the expiration date, it is your responsibility to ensure that you have validly exercised your option prior to the expiration date. This option may also be subject to earlier termination upon a Change in Control or other corporate events, as described in the Plan.

Regular Termination	If your Service terminates for any reason except death, Permanent Disability or Cause, then this option will expire on the date 3 months after your termination date. The Company determines when your Service terminates for this purpose.

Permanent Disability

If your Service terminates because of your Permanent Disability, then this option will expire on the date 12 months after your termination date. The Company determines when your Service terminates for this purpose.

Permanent Disability means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

Death	If you die while in Service, the option will expire on the date 12 months after the date of death.

Misconduct	If your Service terminates for Cause, then this option will terminate immediately and cease to be outstanding.

Change in Control

In the event of a Change in Control, then the vesting of this option will not automatically accelerate unless this option is, in connection with the Change in Control, not to be assumed by the successor corporation (or its parent) or to be replaced with a comparable option for shares of the capital stock of the successor corporation (or its parent). The determination of option comparability will be made by the Committee, and its determination will be final, binding and conclusive.

The exercisability of this option may also be accelerated in the event of certain reorganizations, as provided under Section 12.3 of the Plan.

Involuntary Termination After a Change in Control	If in connection with a Change in Control the option is assumed by the successor corporation (or its parent) and you experience an Involuntary Termination within eighteen months following such Change in Control, the vesting of this option will automatically accelerate so that this option will, immediately before the effective date of the Involuntary Termination, become fully exercisable for all of the Common Shares at the time subject to this option and may be exercised for any or all of those shares as fully-vested Common Shares.

An Involuntary Termination means the termination of your Service by reason of: (a) your involuntary dismissal or discharge by the Company (or the Parent, Subsidiary or Affiliate employing you) for reasons other than Cause; (b) your voluntary resignation following (1) a change in your position with the Company which materially reduces your level of responsibility, (2) a reduction in your level of base salary or (3) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent; or any other reason approved by the Committee.

Restrictions on Exercise	The obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to your option prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

Notice of Exercise

When you wish to exercise this option, you must do so in the form and manner as specified by the Company at that time. The exercise will be effective only upon delivery of any form of notice then required, together with payment of the exercise price as described below.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

• Cash or check made payable to the Company.

•        With the Company’s consent, certificates for, or attestations of ownership of, Common Shares that you already own, along with any forms needed to effect a transfer of those shares to the Company. The Fair Market Value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price.

•        To the extent permitted by applicable law, irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The Company may require a specific notice of exercise, which may require information from the broker, to use this method of exercise.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding Common Shares that otherwise would be issued to you when you exercise this option, with respect to up to the statutory minimum withholding amount required by applicable tax law. Such withheld Common Shares shall be valued at their Fair Market Value on the date they are withheld. The Company shall not be required to issue any Common Shares with respect to this option until such tax withholding obligations are satisfied.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

Before your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or by a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Employment or Retention Rights	None of the Notice of Stock Option Grant, this Stock Option Agreement or your option gives you the right to be retained by the Company or a Parent, Subsidiary or Affiliate in any capacity. The Company and any Parent, Subsidiary or Affiliate reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company under this option and with respect to the Option Shares until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Stock Option Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Company’s Finance Department.

This Stock Option Agreement, together with the Notice of Stock Option Grant and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement signed by both parties.

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE COMPANY’S 2007 STOCK INCENTIVE PLAN.

5